Exhibit 1

KRAFT FOODS INC.

(the “Company”)

Debt Securities

TERMS AGREEMENT

September 22, 2003

To: The Representatives of the Underwriters identified herein

Dear Sirs:

The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, on and subject to the terms and conditions of the Underwriting Agreement dated September 1, 2001 and filed as an exhibit to the Company’s registration statement on Form S-3 (No. 333-86478) relating to debt securities and warrants to purchase debt securities (the “Underwriting Agreement”), the following securities (the “Offered Securities”) on the following terms:

OFFERED SECURITIES

Title:

4% Notes due 2008 (the “2008 Notes”).

5¼% Notes due 2013 (the “2013 Notes”).

Principal Amount:

In the case of the 2008 Notes, $700,000,000.

In the case of the 2013 Notes, $800,000,000.

Interest:

In the case of the 2008 Notes, 4% per annum, from September 25, 2003, payable semiannually in arrears on April 1 and October 1, commencing April 1, 2004, to holders of record on the preceding March 15 or September 15, as the case may be.

In the case of the 2013 Notes, 5¼% per annum, from September 25, 2003, payable semiannually in arrears on April 1 and October 1, commencing April 1, 2004, to holders of record on the preceding March 15 or September 15, as the case may be.

Maturity:

In the case of the 2008 Notes, October 1, 2008.

In the case of the 2013 Notes, October 1, 2013.

Currency of Denomination:

United States Dollars ($).

Currency of Payment:

United States Dollars ($).

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company or its designated custodian, in denominations of $1,000 and $1,000 integral multiples thereof.

Optional Redemption:

Neither the 2008 Notes nor the 2013 Notes may be redeemed prior to maturity.

Conversion Provisions:

None.

Sinking Fund:

None.

Listing:

None.

Delayed Delivery Contracts:

None.

Payment of Additional Amounts:

Not applicable.

Purchase Price:

In the case of the 2008 Notes, 98.972% of principal amount of the 2008 Notes, plus accrued interest, if any, from September 25, 2003.

In the case of the 2013 Notes, 98.642% of principal amount of the 2013 Notes, plus accrued interest, if any, from September 25, 2003.

Expected Reoffering Price:

In the case of the 2008 Notes, 99.572% of principal amount of the 2008 Notes, plus accrued interest, if any, from September 25, 2003.

In the case of the 2013 Notes, 99.292% of principal amount of the 2013 Notes, plus accrued interest, if any, from September 25, 2003.

Additional Agreements of the Company:

Not applicable.

Additional Representations and Warranties of the Company:

The Company hereby represents and warrants and agrees with each Underwriter that the documents incorporated by reference in the Registration Statement and the Prospectus on or before the Closing Date, when they were or are filed with the Commission, conformed or will conform, as the case may be, in all material respects to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

Additional Closing Conditions:

It shall be a condition to the obligations of the several Underwriters to purchase and pay for the Offered Securities that the opinion of counsel referred to in Section 5(d) of the Underwriting Agreement shall include an opinion substantially to the effect of the immediately preceding paragraph.

OTHER MATTERS

Closing:

9:00 A.M. on September 25, 2003, at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166, in Federal (same day) funds.

Settlement and Trading:

Book-Entry Only via DTC.

Names and Addresses of the Representatives:

Credit Suisse First Boston LLC

11 Madison Avenue

New York, New York 10010

Attn: U.S. Debt Capital Markets

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Attn: Debt Capital Markets

Names and Addresses of the Lead Underwriters:

Credit Suisse First Boston LLC

11 Madison Avenue

New York, New York 10010

Attn: U.S. Debt Capital Markets

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Attn: Debt Capital Markets

Each Underwriter hereby severally represents and agrees that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the 2008 Notes or 2013 Notes or distribute the Prospectus, or any other offering material relating to the 2008 Notes or 2013 Notes, in or from any jurisdiction, other than offers, sales, deliveries and distributions made within the United States under circumstances that will result in compliance with the applicable United States laws and regulations and that will not impose any obligation on the Company except as set forth in the Underwriting Agreement and herein.

The respective principal amounts of the Offered Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

The provisions of the Underwriting Agreement are incorporated herein by reference, except that (a) Section 4(h) thereof is subject to the letter agreement entered into on the date hereof between the Company and the Representatives and (b) Section 5(c)(iii) thereof is hereby amended and restated in its entirety with respect to the Offered Securities as follows:

“(iii) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any material disruption in commercial banking or securities settlement or clearance services, or any setting of minimum prices for trading any securities of the Company on the New York Stock Exchange, or any suspension of trading of any securities of the Company on the New York Stock Exchange;”.

The Offered Securities will be made available for checking at the office of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166, at least 24 hours prior to the Closing Date.

For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by the Underwriters for use in the Prospectus consists of the following information in the Prospectus: the concession and reallowance figures appearing in the third paragraph under the caption “Underwriting” in the prospectus supplement and the information contained in the fifth and sixth paragraphs under the caption “Underwriting” in the prospectus supplement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

KRAFT FOODS INC.

By:	/s/ JAMES P. DOLLIVE
Name:	James P. Dollive
Title:	Senior Vice President and Chief Financial Officer

The foregoing Terms Agreement is hereby

confirmed and accepted as of the date first above

written.

CREDIT SUISSE FIRST BOSTON LLC

By:	/s/ MOSHE TOMKIEWICZ
Name:	Moshe Tomkiewicz
Title:	Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ CHRISTOPHER T. WHITMAN
Name:	Christopher T. Whitman
Title:	Managing Director

By:	/s/ MATTHEW EASTWICK
Name:	Matthew Eastwick
Title:	Director

Acting on behalf of themselves and as the

Representatives of the several Underwriters.

SCHEDULE A

	Principal Amount of 4% Notes due 2008	Principal Amount of 5¼% Notes due 2013
Underwriter
Credit Suisse First Boston LLC	$211,750,000	$242,000,000
Deutsche Bank Securities Inc.	211,750,000	242,000,000
SG Cowen Securities Corporation	84,000,000	96,000,000
ABN AMRO Incorporated	36,400,000	41,600,000
BNP Paribas Securities Corp.	36,400,000	41,600,000
Dresdner Kleinwort Wassertein Securities LLC	36,400,000	41,600,000
HSBC Securities (USA) Inc.	36,400,000	41,600,000
UBS Securities LLC	36,400,000	41,600,000
Blaylock & Partners, L.P.	3,500,000	4,000,000
Doley Securities, Inc.	3,500,000	4,000,000
The Williams Capital Group, L.P.	3,500,000	4,000,000

Total	$700,000,000	$800,000,000